Exhibit 99.1

ISTA Pharmaceuticals Reports Second Quarter 2011 Financial Results

–   Revenues Increased 6% from Prior Year Quarter to $37.1 Million   –

–   BEPREVE 2011 Year-to-Date Revenues Grew 145% Compared to First Half 2010   –

–   ISTA Reaffirms 2011 Guidance for Net Revenues and Adjusted Cash Earnings Per Share   –

IRVINE, CA — (Marketwire – July 28, 2011) — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), today reported financial results and progress on key milestones for the quarter ended June 30, 2011.

Second Quarter 2011 Highlights

•	Second quarter 2011 net revenues were $37.1 million, an increase of 6% over the second quarter of 2010.

•

Revenues for ISTA’s ophthalmic solution for ocular itching associated with allergic conjunctivitis, BEPREVE® (bepotastine besilate ophthalmic solution) 1.5%, almost doubled over the prior-year quarter, growing from $6.2 million to $12.2 million.

•	In April 2011, ISTA announced positive, top-line results from its Phase 2 study of bepotastine besilate nasal spray for allergic rhinitis.

•

Under generally accepted accounting principles in the United States (GAAP), net income for the second quarter ended June 30, 2011, was $12.8 million, or $0.25 per share, based on 50.2 million fully diluted shares, impacted primarily by a non-cash warrant valuation gain of $19.0 million resulting from a decrease in the Company’s stock price in the quarter. On an adjusted cash basis, ISTA had a net loss of $4.2 million, or loss of $0.11 per share, based on 38.4 million shares outstanding.

“As a company, we consistently record 40% of our net revenues in the first half of the year and 60% in the second half. Our first half net revenues of $73.9 million clearly put us on track to achieve our 2011 annual revenue guidance of $175 million to $190 million,” stated Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA Pharmaceuticals. “In the second quarter, as a result of a concentrated sales and marketing campaign during a rather severe spring allergy season, product revenues for BEPREVE, our prescription eye drops for ocular itching associated with allergic conjunctivitis, were up 97% over the prior-year quarter. We have established a solid second position behind the market leader with a product that brings fast, long-lasting relief to ocular allergy sufferers.

“Prior to the allergy season, we successfully converted more than 80% of the bromfenac franchise from twice-daily XIBROM™ to once-daily BROMDAY™ for the treatment of postoperative inflammation and reduction of ocular pain in patients who have undergone cataract extractions. We discontinued XIBROM shipments in late February and refocused our selling efforts on BEPREVE. Midway into the second quarter, a generic competitor to twice-daily XIBROM was approved. While the sales force was dedicated to BEPREVE, our channel and managed care teams were working to strengthen our bromfenac franchise position within the ophthalmic non-steroidal anti-inflammatory drug (NSAID) market. Year-to-date June 2011, as compared to 2010, total prescriptions for ISTA’s bromfenac franchise (BROMDAY and XIBROM) increased 6.5% and on a weekly basis, BROMDAY continues to capture share. While revenues for our bromfenac franchise were down in the second quarter over the prior-year quarter, now that the spring allergy season is over, our sales force is fully dedicated to building share with the only once-daily NSAID on the market. Overall, our commercial business has been highly effective this year and with recent managed care contract wins for both BEPREVE and BROMDAY, we have confidence that we can gain share in both the allergic conjunctivitis and NSAID markets in the second half.”

Dr. Anido continued, “In terms of progress on our new product pipeline, in April, we announced positive, top-line results from our Phase 2 study of bepotastine besilate nasal spray for allergic rhinitis. We’re in discussions with the U.S. Food and Drug Administration (FDA) on the clinical study designs for a bepotastine besilate/steroid combination nasal spray and plan to initiate a Phase 2 trial either during the Mountain Cedar Pollen season later this year or during spring allergy season early next year. Our recently initiated Phase 3 studies for low-concentration BROMDAY are now fully enrolled. We plan to announce results from the low-concentration BROMDAY studies in fourth quarter of this year and launch the product in late 2012 or early 2013.

“In a separate press release today, we reported the preliminary results for the first of two Phase 3 efficacy and short-term safety trials for REMURA™ for dry eye (WEST study), which showed that while REMURA was highly effective in treating a sign and symptom of dry eye versus baseline, it was not statistically significantly better than placebo, a common outcome in dry eye clinical studies. REMURA achieved statistical significance against placebo in the sign of conjunctival staining in a key female patient sub-population with moderate dry eye disease. Armed with this data, we expect to amend the statistical plan to appropriately focus the EAST study. In the fourth quarter of this year, we expect to report the Phase 3 results from the REMURA EAST study, which now is fully enrolled but the database has not been locked. The EAST data will be combined with the results of the WEST study, and the full dataset will determine the next steps for this program.”

Financial Results

Net revenues for the second quarter ended June 30, 2011, were $37.1 million, or an increase of 6% over the same period in 2010. Net revenue growth was driven primarily by strong demand for BEPREVE, for ocular itching associated with allergic conjunctivitis, and ISTALOL®, a beta-blocking agent for the treatment of glaucoma.

Net Revenues

(in millions, except percentage data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	Change	2011	2010	Change
BROMDAY and XIBROM	$13.6	$21.1	(36%)	$36.6	$41.4	(12%)
BEPREVE	12.2	6.2	97%	16.4	6.7	145%
ISTALOL	7.9	4.3	84%	14.2	9.7	46%
VITRASE®	3.4	3.5	(3%)	6.7	5.6	20%

Total Revenues	$37.1	$35.1	6%	$73.9	$63.4	17%

Gross margin for the second quarter ended June 30, 2011, was 76%, or $28.1 million, as compared to 77%, or $26.9 million, for the same period in 2010. The decrease in gross margin as a percent of sales was due primarily to changes in the mix of products sold.

Research and development (R&D) expenses for the first quarter ended June 30, 2011, were $8.9 million, as compared to $5.0 million during the corresponding period of 2010. The increase over the prior-year period was due primarily to the 2011 cost of ongoing Phase 3 efficacy and short-term safety studies related to REMURA for dry eye and initiation of the Phase 3 studies for low-concentration BROMDAY.

Selling, general, and administrative (SG&A) expenses for the second quarter ended June 30, 2011, increased to $23.4 million from $19.9 million for the corresponding period in 2010 due primarily to legal, professional and other fees incurred in connection with the arbitration process between Senju Pharmaceutical Co., Ltd. and ISTA related to the bromfenac franchise royalty payments, costs associated with the litigation with the FDA over the approval of a generic drug to XIBROM, and marketing efforts for the ongoing promotion of BROMDAY.

Operating loss for the second quarter ended June 30, 2011 was $4.1 million, compared to an operating income of $1.9 million in the corresponding quarter of 2010, primarily driven by increased R&D and SG&A expenses described above.

Net income for the second quarter ended June 30, 2011 was $12.8 million, or $0.25 per diluted share, including a non-cash warrant valuation gain of $19.0 million, based on 50.2 million fully diluted shares outstanding. The adjusted cash net loss for the second quarter ended June 30, 2011 was $4.2 million, or a loss of $0.11 per share, based on 38.4 million shares outstanding.

The Company’s reported shares outstanding increased over the prior quarter from 33.4 million to 41.9 million primarily from warrant holders exercising shares. Of the original 15 million warrants issued in 2008, 8.1 million have now been exercised either on a direct or cashless basis. The Company received $6.2 million in cash for the exercise of warrants in the second quarter. Approximately 6.9 million warrants expiring in 2014 remain outstanding.

At June 30, 2011, ISTA had total cash of $82.8 million, which included $13 million under ISTA’s revolving line of credit with Silicon Valley Bank and $29 million in accrued royalties for BROMDAY and XIBROM.

2011 Financial Outlook

Lauren Silvernail, Chief Financial Officer and Vice President of Corporate Development commented, “With the ongoing revenue growth of BEPREVE and the second-half focus on increasing market share for BROMDAY, we remain on-track to achieve net revenues for 2011 in the range we provided at the beginning of the year. On the expense lines, while R&D and SG&A expenses were tracking above the ranges for the full year in the first half, these should moderate in the second half, enabling us to achieve our guidance for adjusted cash earnings per share.”

Thus, ISTA expects 2011 full year results of the following:

•	Net revenues of approximately $175 million to $190 million.

•	Gross margins of 75% to 77% of net revenues.

•	R&D expenses of 18% to 22% of net revenues.

•	SG&A expenses at the higher end of the guidance range of 44% to 48% of net revenues.

•	Operating income of $13 million to $16 million.

•	Non-GAAP adjusted cash net income of $13 million to $16 million.

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Non-GAAP adjusted cash earnings per diluted share of $0.26 to $0.32, using 50 million fully diluted shares. The Company defines “adjusted cash net income” as the Company’s net income adjusted for the non-cash mark-to-market adjustments relating to warrants, plus non-cash interest expense and non-cash stock-based compensation costs of approximately $7.5 million to $8.5 million annually.

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Year-end cash balance of $80 million to $90 million. Of note, one-third of ISTA’s $65 million debt facility comes due in September 2011. The Company anticipates making the $21.5 million principal repayment in the coming weeks. The year-end cash balance reflects the scheduled debt repayment and includes amounts drawn from our bank line and the BROMDAY/XIBROM accrued royalties.

Update on Litigation With FDA

We filed a Citizen Petition, or CP, with the FDA in March 2011. The CP requested the FDA to refrain from granting tentative or final approval of any abbreviated new drug application, or ANDA, for bromfenac sodium ophthalmic solution 0.09% that utilizes the labeling for discontinued XIBROM (bromfenac ophthalmic solution) 0.09% or omits any portion of the BROMDAY label relating to the once-per-day dosing. In May 2011, the FDA partially denied our CP and approved a generic version of twice-daily bromfenac ophthalmic solution 0.09%, which is substitutable for one bottle size of our twice-daily XIBROM. In May 2011, we filed a Complaint in the United States District Court for the District of Columbia alleging that the

FDA’s approval of a generic version of XIBROM was arbitrary, capricious, and contrary to law. We also filed papers seeking injunctive relief with respect to the FDA’s approval of a generic version of twice-daily bromfenac ophthalmic solution 0.09% and relief from denial of our 2011 CP requesting that the FDA refrain from granting tentative or final approval of any abbreviated new drug application for bromfenac sodium ophthalmic solution 0.09% that utilizes the labeling for discontinued XIBROM or omits any portion of the BROMDAY label relating to the once-per-day dosing. Although our request for a temporary injunction was denied by the Court in May 2011, our subsequent motion for summary judgment seeking revocation of the approval of the generic bromfenac product is currently being briefed before the Court.

Conference Call

ISTA will host a conference call with a simultaneous webcast today, July 28, 2011, at 4:30 PM Eastern Time, to discuss its second quarter 2011 results and the preliminary Phase 3 data for the REMURA dry eye WEST study. To access the live conference call, U.S. and Canadian participants may dial 866-804-6922; international participants may dial 857-350-1668. The access code for the live call is 73568588. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888- 286-8010; international participants may dial 617-801-6888. The access code for the replay is 37743515. This conference call also will be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

ABOUT ISTA PHARMACEUTICALS

ISTA Pharmaceuticals, Inc. is a fast growing and the fourth largest branded prescription eye care business in the United States, with an expanding focus on allergy therapeutics. ISTA currently markets four products, including treatments for ocular inflammation and pain post-cataract surgery, glaucoma and ocular itching associated with allergic conjunctivitis. The Company’s development pipeline contains additional candidates in various stages of development to treat dry eye, ocular inflammation and pain, and nasal allergies. Headquartered in Irvine, California, ISTA generated revenues of $156.5 million in 2010. For additional information about ISTA, please visit the corporate website at www.istavision.com.

BROMDAY™ (bromfenac ophthalmic solution) 0.09%, XIBROM (bromfenac ophthalmic solution)® 0.09%, ISTALOL® (timolol maleate ophthalmic solution) 0.5%, VITRASE® (hyaluronidase injection) Ovine, 200 USP Units/mL, BEPREVE® (bepotastine besilate ophthalmic solution) 1.5% and REMURA™ (bromfenac ophthalmic solution for dry eye) are trademarks of ISTA Pharmaceuticals, Inc.

BROMDAY is indicated for the treatment of postoperative inflammation and reduction of ocular pain in patients who have undergone cataract surgery. One drop of BROMDAY ophthalmic solution should be applied to the affected eye(s) once daily beginning 1 day prior to cataract surgery, continued on the day of surgery, and through the first 14 days of the postoperative period.

XIBROM was indicated for the treatment of postoperative inflammation and reduction of ocular pain in patients who have undergone cataract surgery. One drop of XIBROM ophthalmic solution was to be applied to the affected eye(s) twice daily starting on the day of surgery, and through the first 14 days of the postoperative period. Shipments of XIBROM were discontinued in February of 2011.

Full prescribing information for BROMDAY is available on ISTA Pharmaceuticals’ website at

http://www.istavision.com/pdf/BROMDAYPI101008.pdf

Full prescribing information for ISTALOL is available on ISTA Pharmaceuticals’ website at

http://www.istavision.com/pdf/Istalol_Full_PI-ISL274.pdf

Full prescribing information for VITRASE is available on ISTA Pharmaceuticals’ website at

http://www.istavision.com/pdf/vitrase200_package_insert.pdf

Full prescribing information for BEPREVE is available on ISTA Pharmaceuticals’ website at

http://www.istavision.com/pdf/Bepreve_insert.pdf

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release related to ISTA’s 2011 financial outlook and expected financial results, market share growth for BROMDAY and BEPREVE, initiation of new clinical trials, announcement of clinical trial results in 2011, changes to clinical trial statistical plans, potential launch of products in 2012 or 2013, and potential hearings with regard to the litigation with the FDA are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on

ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others, delays and uncertainties related to the conduct and success of clinical trials, the FDA or other regulatory agency approval or actions, the dispute with Senju regarding XIBROM and BROMDAY royalties, and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2010 and 10-Q for quarter-ended March 31, 2011.

ISTA PHARMACEUTICALS, INC.

Unaudited Statement of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:

Product sales, net	$37,138	$35,068	$73,858	$63,373

Total revenues	37,138	35,068	73,858	63,373

Cost of products sold	9,083	8,209	18,300	15,494

Gross profit	28,055	26,859	55,558	47,879

Costs and expenses:

Research and development	8,850	5,031	19,194	9,834

Selling, general and administrative	23,353	19,900	50,284	40,768

Total costs and expenses	32,203	24,931	69,478	50,602

(Loss) income from operations	(4,148)	1,928	(13,920)	(2,723)

Other income (expense):

Interest expense	(2,068)	(2,073)	(4,140)	(4,144)

(Loss) gain on derivative valuation	(7)	6	(7)	13

Gain (loss) on warrant valuation	18,996	26,306	(53,238)	33,497

Other income	2	—	6	—

Total other income (expense)	16,923	24,239	(57,379)	29,366

Net income (loss)	$12,775	$26,167	$(71,299)	$26,643

Net income (loss) per common share, basic	$0.33	$0.78	$(1.98)	$0.80

Net income (loss) per common share, diluted	$0.25	$0.61	$(1.98)	$0.62

Shares used in computing net income (loss) per common share, basic	38,378	33,408	36,060	33,386

Shares used in computing net income (loss) per common share, diluted	50,172	42,606	36,060	43,277

ISTA PHARMACEUTICALS INC.

Unaudited Summary of Balance Sheet Data

(in thousands)

	June 30, 2011	December 31, 2010
Cash and cash equivalents	$82,841	$78,777

Working capital	10,388	15,822

Total assets	135,727	134,240

Current portion of Facility Agreement	21,450	21,450

Facility Agreement, net of current portion and unamortized discounts and derivatives	40,137	38,706

Warrant Liability	46,230	66,185

Total liabilities	202,274	213,337

Total stockholders’ deficit	(66,547)	(79,097)

Non-GAAP Financial Measures

ISTA believes the metric “adjusted cash net income (loss) and adjusted cash EPS excluding non-cash interest expense, stock option expense and non-cash warrant valuation adjustments,” are useful financial measures for investors in evaluating the Company’s performance for the periods presented. ISTA’s management believes the presentation of these non-GAAP financial measures provides useful information to the Company and to investors regarding ISTA’s results of operations as these non-GAAP financial measures allow better evaluation of ongoing business performance. These metrics, however, are not a measure of financial performance under accounting principles generally accepted in the United States (GAAP) and should not be considered a substitute for net income (loss) or EPS in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. For a reconciliation of net income (loss) to adjusted cash net income (loss), see the table below.

ISTA PHARMACEUTICALS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted Cash Net Loss (Income)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income (loss)	$12,775	$26,167	$(71,299)	$26,643

Add:

Stock-based compensation costs	1,002	1,004	1,771	1,872

Amortization of deferred financing costs	268	266	535	536

Amortization of discount on Facility Agreement	712	713	1,424	1,424

Change in value of warrants related to Facility Agreement	(18,996)	(26,306)	53,238	(33,497)

Change in value of derivatives related to Facility Agreement	7	(6)	7	(13)

Cash net (loss) income	(4,232)	1,838	(14,324)	(3,035)

Add:

Costs associated with attempted acquisition	—	—	4,638	—

Adjusted cash net (loss) income	$(4,232)	$1,838	$(9,686)	$(3,035)

Net income (loss) per share - basic	$0.33	$0.78	$(1.98)	$0.80

Net income (loss) per share - diluted	$0.25	$0.61	$(1.98)	$0.62

Shares used in computing net income (loss) per common share, basic	38,378	33,408	36,060	33,386

Shares used in computing net income (loss) per common share, diluted	50,172	42,606	36,060	43,277

Adjusted cash net (loss) income per share - basic	$(0.11)	$0.06	$(0.27)	$(0.09)

Adjusted cash net (loss) income per share - diluted	$(0.11)	$0.04	$(0.27)	$(0.09)

Shares used in computing adjusted cash (loss) income per common share, basic	38,378	33,408	36,060	33,386

Shares used in computing adjusted cash (loss) income per common share, diluted	38,378	42,606	36,060	33,386

CONTACTS

For Investor Relations:

Lauren Silvernail

949-788-5302

lsilvernail@istavision.com

Jeanie Herbert

949-789-3159

jherbert@istavision.com

Juliane Snowden

Burns McClellan

212-213-0006

jsnowden@burnsmc.com

For General Media:

Justin Jackson

Burns McClellan

212-213-0006

jjackson@burnsmc.com

For Trade Media:

Tad Heitmann

BioComm Network

714-273-2937

theitmann@BioCommNetwork.com

Web Site: http://www.istavision.com